CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Fenimore Asset Management Trust and to the use of our report dated February 27, 2023 on the financial statements and financial highlights of the FAM Value Fund, FAM Dividend Focus Fund, and FAM Small Cap Fund, each a series of shares of beneficial interest in Fenimore Asset Management Trust. Such financial statements and financial highlights appear in the December 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 25, 2023